Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 04:03 PM 08/09/2011 FILED 04:04 PM 08/09/2011 SRV 110904014 - 4521680 FILE

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

GWG HOLDINGS, INC.

(PURSUANT TO SECTION 151(G) OF THE

DELAWARE GENERAL CORPORATION LAW)

GWG Holdings, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as of August 1, 2011 (the “Filing Date”) that the following resolution was duly adopted pursuant to a unanimous written consent of the board of directors of the Company (the “Board of Directors”), dated as of July 29, 2011. pursuant to Section 151(g) of the Delaware General Corporation Law:

RESOLVED, that pursuant to the authority vested in the Board of Directors (the “Board of Directors” or, the “Board”) of GWG Holdings, Inc. (the “Company”) by the Company’s Certificate of Incorporation, and in accordance with the Delaware General Corporation Law (the “DGCL”). Section 151, the Board of Directors hereby amends and restates the terms of the Series A Convertible Preferred Stock of the Company and hereby slates the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Stock”), and the number of shares constituting the Series A Stock shall be 10,000,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the DGCL, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series A Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Stock.

2. Ranking. The Series A Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) senior to the Common Stock, and (b) senior to or on parity with all other classes and series of the Company’s preferred stock.

3. Dividends.

a. The Series A Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date thereof at the annual rate often percent (10%) (the “Preferred Dividends”) of the Original Issue Price, payable when and if declared by the Board of Directors in quarterly installments. The “Original Issue Price” shall be $7.50 per share of Series A Stock, subject to adjustments for stock splits or combinations. Preferred Dividends shall cease to accrue on shares of Series A Stock on any Redemption Date (as defined in Section 6(a)) or on the date of their earlier conversion.

b. Preferred Dividends shall begin to accrue on outstanding shares of Series A Stock and to accumulate from the Issuance Date until paid whether or not declared. Preferred Dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. If at such time as Preferred Dividends are due and payable, the holder has delivered written notice to the Company of the holder’s election to participate in a distribution reinvestment plan, the cumulative amount of such holder’s portion of the accrued but unpaid Preferred Dividends may be converted into Series A Stock, with each converted share having a value equal to the $7.00 per share, subject to adjustment for stock splits. In order to exercise such option, the holder shall deliver written notice to the Company, provided that such notice is given before such Preferred Dividends are paid.

c. No dividend shall be declared on any other series or class or classes of stock as to which the Series A Stock ranks on a parity or prior as to dividends or liquidation, including without limitation shares of Common Stock, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series A Stock at the time outstanding all (whether or not earned or declared) accrued and unpaid dividends for all periods coinciding with or ending before such dividend, redemption, purchase, acquisition or payment. Preferred Dividends shall also be payable upon any Redemption Date, upon the final distribution date relating to the dissolution, liquidation or winding up of the Company and a QPO (as defined below).

4. Liquidation Preference.

a. In the event of (a) the sale, conveyance, exchange, exclusive license, lease or other disposition of all or substantially all of the intellectual property or assets of the Company, (b) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (c) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event in clause (a), (b) or (c), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company (the “Net Assets Available for Distribution”). The holders of the Series A Stock then outstanding shall be entitled to be paid out of the Net Assets Available for Distribution (or the consideration received in such transaction) before any payment or distribution shall be made to the holders of any class of preferred stock ranking junior to the Series A Stock or to the Common Stock, an amount for each share of Series A Stock equal to all accrued and unpaid Preferred Dividends plus the Original Issue Price, as adjusted (the

“Series A Liquidation Amount”). A transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Company’s incorporation or (z) to create a holding company that will have substantially similar series and classes of shares with the same terms as existed immediately prior to the transaction and be owned in the same proportions by the persons or entities who held this Company’s securities immediately prior to such transaction, provided such transaction is approved by the Board. The holders of a majority of the shares of Series A Stock, voting as a single class on an as-converted basis, may vole to determine that any transaction listed above as a Liquidation Event shall not constitute a Liquidation Event for purpose of this Section 4.

b. If the Net Assets Available for Distribution to holders of shares of the Series A Stock upon such Liquidation Event shall be insufficient to pay the Series A Liquidation Amount to the holders of shares of the Series A Stock, then such Net Assets Available for Distribution shall be distributed among the holders of shares of the Series A Stock ratably in proportion to the respective amounts to which they otherwise would be entitled.

c. After distribution, if any. of proceeds to the holders of shares of Series A Stock pursuant to the foregoing, all remaining funds or other property of the Company, if any, shall be distributed pro rata among the holders of the Common Stock and the holders of all preferred stock of the Company on an as-if-converted basis.

d. Whenever any distribution provided for in this Section 4 shall be payable in securities or property other than cash, then the value of such distribution shall be the fair market value of such distribution as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders will be valued as follows:

(i) Securities not subject to an investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) calendar days prior to the closing; and

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30)-day period ending three (3) calendar days prior to the closing.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Sections 4(d)(i)(A) and (B) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5. Voting.

a. General. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Stock shall be entitled to voting rights and powers equal to the number of whole shares of Common Stock into which the shares of Series A Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Each share of Series A Stock (including fractional shares) shall be entitled to one vote for each whole share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded down to the nearest whole number. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Stock shall vote together with the holders of Common Stock as a single class.

b. Series A Stock Protective Provisions. In addition to any other vote or consent required herein or by law, the vote or written consent of holders of at least a majority of the then-outstanding shares of Series A Stock, voting together as a single class on an as-converted basis, in the aggregate and given in writing or by vote at a meeting, shall be required for the Company to:

(i) amend, modify, add, repeal or waive any provision of this Certificate of Designations or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Stock;

(ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges superior to the Series A Stock; or

(iii) amend the Certificate of Incorporation of the Company in a manner that adversely and materially affects the rights of the Series A Stock.

6. Redemption.

a. Redemption at Option of Series A Stock.

(i) The holders of Series A Stock may deliver written notice to the Company (the “Redemption Notice”) requesting that the Company redeem (i) up to 33% of such holder’s Series A Stock if the Redemption Notice is provided after the first anniversary of the issuance of such Series A Stock but prior to the second anniversary of the issuance of such Series A Stock, (ii) up to 66% of such holder’s Series A Stock if the Redemption Notice is provided after the second anniversary of the issuance of such Series A Stock but prior to the third anniversary of the issuance of such Series A Stock, and (iii) up to 100% of such holder’s Series A Stock if the Redemption Notice is provided after the second anniversary of the issuance of such Series A Stock but prior to the third anniversary of the issuance of such Series A Stock. After the Company’s receipt of the Redemption Notice, it shall promptly notify such requesting holder of Series A Stock that all or a portion of the Series A Stock will be redeemed on the date that is 60 days following receipt of the Redemption Notice (such date, the “Redemption Date”). On the Redemption Date and in accordance with this Section 6(a), the Company will, to the extent it may lawfully do so and to the extent it has a share redemption program in place and such payment is permitted under its then existing financing agreements or the financing agreements of its subsidiaries and to the extent permitted by the liquidity position of the Company at the time of the request, in connection with the surrender by such holders of the certificates representing such shares, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Series A Liquidation Amount per share (the “Redemption Price”). The holders right to request redemption under this Section 6(a) shall terminate upon the Company completing a registration of its common stock with the Securities and Exchange Commission. Any redemption effected pursuant to this Subsection 6(a) pursuant to which multiple holders of Series A Stock participate shall be made on a pro rata basis among the holders of the Series A Stock in proportion to the number of shares of Series A Stock then held by such holders.

(ii) On or before the Redemption Date, each holder of shares of Series A Stock shall surrender the certificate or certificates representing such shares to the Company, duly endorsed, in the manner and at the place designated in the notice of redemption, and, upon the Redemption Date, the Redemption Price for such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by the person whose name appears on such certificate, and such certificate shall be cancelled and retired. In the event that less than all of the shares of Series A Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Stock shall be issued forthwith.

(iii) Notice of redemption having been given as provided in Section 6(a)(i) above, upon surrender to the Company of any certificates for such shares for cancellation (or delivery to the Company by the registered holder of an affidavit as to the loss, theft, destruction or mutilation of such certificates), unless the Company defaults in the payment in full of the applicable Redemption Price, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series A Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor.

(iv) If the Company is legally unable or unable, without causing a default under any of the notes, bonds, debentures, indentures, credit or loan agreements, or any other agreement, document or instrument pertaining to any indebtedness related to borrowed money to which the Company is a party or to which its assets are subject, to discharge its obligation to redeem all outstanding shares of the Series A Preferred Stock pursuant lo Section 6(a) on the Redemption Date, such redemption obligation shall be discharged as soon as the Company is able to discharge such redemption obligation. If the Company fails to discharge its obligation to redeem all shares of the Series A Stock requested to be redeemed pursuant to Section 6(a) on the Redemption Date, the shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the accrual and payment of dividends. If and so long as the redemption obligation with respect to the Series A Stock shall not be fully discharged, the Company shall not declare or make any dividend or other distribution or, directly or indirectly, redeem, purchase, or otherwise acquire for any consideration any other series or class or classes of stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any such securities.

b. Redemption at Option of Company.

(i) At any time after December 15, 2012. the Company shall have the right (but not the obligation) to redeem all or part of the issued and outstanding Series A Stock at a price per share equal to 110% of the Original Issue Price, plus (2) an amount equal to all Preferred Dividends (whether or not declared) accrued and unpaid on each such share up to and including the redemption date. In the event the Company decides to exercise the redemption right provided in this Section 6(b), the Company shall deliver written notice to each holder of Series A Stock that all or part of the Series A Stock will be redeemed (the “Company Redemption Notice”) on the date that is 60 days following the date of the Company Redemption Notice (such date, the “Company Redemption Date”). On the Company Redemption Date and in accordance with this Section 6(b), the Company will, at its option, (i) to the extent it may lawfully do so, in connection with the surrender by such holders of the certificates representing such shares, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Company Redemption Price. If the Company elects to redeem part of the Series A Stock shall do so pro rata based on all outstanding shares of Series A Stock.

(ii) On or before the Company Redemption Date, each holder of shares of Series A Stock shall surrender the certificate or certificates representing such shares to the Company, duly endorsed, in the manner and at the place designated in the Company Redemption Notice, and, upon the Company Redemption Date, the Company Redemption Price for such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by the person whose name appears on such certificate, and such certificate shall be cancelled and retired.

(iii) Notice of redemption having been given as provided in Section 6(b)(i) above, upon surrender to the Company of any certificates for such shares for cancellation (or delivery to the company by the registered holder of an affidavit as to the loss, theft, destruction or mutilation of such certificates), unless the Company defaults in the payment in full of the Company Redemption Price, from and after the Company Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series A Stock to be redeemed shall cease and terminate, excepting only the right to receive the Company Redemption Price therefor.

c. No Sinking Fund. The Company shall not be required to establish any sinking or retirement fund with respect to she shares of Series A Stock.

7. Conversion.

a. Optional Conversion. Each share of Series A Stock shall be convertible at the option of the holder thereof at any time into a number of shares of Common Stock determined by dividing (i) the Original Issue Price by (ii) the Conversion Price then in effect. The initial conversion price for the Series A Stock (the “Conversion Price”) shall be equal to $5.00 per share. The Conversion Price from time to time in effect is subject to adjustment as hereinafter provided in Section 8 (the “Adjustments”).

b. Automatic Conversion. At the election of the Company, each share of Series A Stock shall automatically be converted into shares of Common Stock (“Conversion Shares”) at the then-effective applicable Conversion Price, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of Series A Stock then outstanding, voting as a single class on an as-converted basis, or (ii) immediately prior to the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933. as amended, covering the offer and sale of Common Stock for the account of the Company to the public resulting in the gross proceeds to the Company (before the deduction of underwriters” commissions and expenses) of not less than $5 million at a price of $5.50 per share (a “QPO”). After the conversion pursuant to this Section 7(b), all rights under this Certificate of Designation of the holders of Series A Stock with respect to the Series A Stock so converted, except the right to receive Common Stock in accordance with this Section and any declared but unpaid dividends as of the Conversion Date, shall cease and the Series A Stock shall no longer be deemed to be outstanding, whether or not the Company has received the certificates representing such shares.

8. Adjustments.

a. Conversion Price. If at any time or from time to time after the Filing Date, the Company shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b. Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the Filing Date, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Company (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series A Stock shall thereafter have the right to receive, upon conversion of such Series A Stock, the number of shares of stock or securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Stock would have been entitled in connection with such capital reorganization if such holder had converted its Series A Stock immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

9. Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series A Stock shall surrender the certificate to the Company at its principal office, accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Series A Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of Common Stock issuable upon conversion, rounded down to the nearest full share, and a certificate or certificates for the balance of the Series A Stock surrendered, if any, not so converted into Common Stock. Notwithstanding the foregoing, in case of (x) the delivery of a Redemption Notice to a holder or (y) any Liquidation Event, unless the Company has received notice of election for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series A Stock subject to such redemption or Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Stock pursuant to this Certificate of Designation unless the Company shall thereafter default in the payment of the Redemption Price or Series A Liquidation Amount, as the case may be, in which case the holder shall be entitled to conversion until such default is cured by the Company. No fractional shares of Common Stock will be issued by conversion of Series A Stock or payment of dividends. In lieu of any fractional shares to which the holder would be otherwise entitled, the Company will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of Series A Stock held by each holder of Series A Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

10. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

11. Notice Regarding Conversion Price Adjustments. Upon any adjustment of the Conversion Price for the Series A Stock under Section 8, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series A Stock at the addresses of such holders as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Series A Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

12. Common Stock Defined. As used in this Certificate of Designations, the term “Common Stock” shall mean and include the Company’s presently authorized Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall have the right to vote on all matters submitted to the stockholders of the Company and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this Company; provided that the shares receivable pursuant to conversion of the Series A Stock shall include shares designated as Common Stock of this Company as of the date of issuance of such Series A Stock.

13. Reacquired Shares. Any shares of Series A Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors as permitted by the Company’s Certificate of Incorporation or as otherwise permitted under Delaware law.

IN WITNESS WHEREOF, GWG Holdings, Inc. has caused this Certificate of Designation to be signed by the undersigned on this 1st day of August, 2011.

GWG HOLDINGS, INC.

/s/ Jon R. Sabes
Jon R. Sabes
Chief Executive Officer

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